Exhibit 5.1

Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

December 22, 2020

Kubient, Inc.

228 Park Avenue South

Suite 72602

New York, New York 10003-1502

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing by Kubient, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) relating to the underwritten public offering of up to 705,881 additional shares of common stock of the Company, $0.00001 par value per share (the “Common Stock”). The Registration Statement is being filed pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-251531), which was declared effective on December 22, 2020, including the prospectus which forms a part of such Registration Statement (the “Prospectus”).

We have acted as securities counsel to the Company. In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates of public officials and other instruments, and have made such other and further investigations, in each case as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents or all documents submitted to us as certificate or photostatic copies, and the authenticity of the originals of such latter documents. We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinions rendered herein. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, and have assumed that such matters remain true and correct through the date hereof.

This opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof, and no opinion is rendered as to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. Except as otherwise expressly stated herein, (i) all opinions rendered are as of the date hereof; and (ii) no opinion is rendered herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP